Inland Residential Properties Trust, Inc.

NEWS RELEASE

2901 Butterfield Road Oak Brook, Ill. 60523
www.inland-investments.com

FOR IMMEDIATE RELEASE

DATE: September 18, 2019
CONTACT: Alyssa Campbell, Inland Communications
(630) 218-2887 alyssa.campbell@inlandgroup.com

Inland Residential Properties Trust Completes Liquidity Event with Sale of Alabama Multifamily Property

Oak Brook, Ill. – Inland Residential Properties Trust, Inc. ("Inland Residential" or "the REIT"), a non-listed real estate investment trust sponsored by Inland Real Estate Investment Corporation, has completed the sale of The Verandas at Mitylene, a 332-unit multifamily community located in Montgomery, Alabama, for $40.5 million. The Verandas at Mitylene is the third and final of the REIT's assets to be sold as part of a liquidity and dissolution event, approved by Inland Residential stockholders on December 18, 2018, providing for the sale of all assets of the REIT and the distribution of the net proceeds to stockholders.

The Verandas at Mitylene was acquired in July 2017 for a purchase price of $36.55 million and was sold on August 20, 2019 at a sales price of $40.5 million.

The first property sold, Commons at Town Center, an 85-unit multifamily property located in Vernon Hills, Illinois, was acquired in May 2017 for a purchase price of $23 million and was sold on December 20, 2018 at a sales price of $24.55 million. The second property, The Retreat at Market Square, a 206-unit multifamily community located in Frederick, Maryland, was acquired in September 2015 for a $45.75 million purchase price and was sold on March 29, 2019 at a sales price of $47 million.

As further described in an 8-K filing with the SEC made on September 18, 2019, Inland Residential declared its final liquidating distribution of $7.81 per share payable from the net proceeds from the sale of The Verandas at Mitylene, which will be paid on or about September 18, 2019 to stockholders of record as of September 16, 2019.

"This transaction represents the culmination of our strategic liquidity plan for Inland Residential, and we are pleased that the sale of The Verandas at Mitylene marks the third and final property in the REIT's portfolio that was sold at a sales price greater than the purchase price at which it was acquired," said Mitchell Sabshon, president and CEO of Inland Residential. "We believe all three transactions underscore our management team's commitment to providing a successful and efficient liquidity process for Inland Residential's stockholders."

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About Inland Residential Properties Trust, Inc.

Inland Residential Properties Trust, Inc. was formed to acquire, directly or indirectly, a geographically diverse portfolio primarily of Class A and Class B multifamily properties located in the top 100 metropolitan statistical areas throughout the United States. Inland Residential Properties Trust, Inc. is sponsored by Inland Real Estate Investment Corporation.

This press release contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", "can", "would", "will", "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of Inland Residential with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, unexpected costs or unexpected liabilities, future regulatory or legislative actions that could adversely affect the REIT, and other factors detailed under Risk Factors in Inland Residential's most recent Form 10-K for the year ended December 31, 2018 filed on March 29, 2019 and subsequent Form 10-Qs and Form 8-Ks on file with the Securities and Exchange Commission.

Although Inland Residential believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties

NEWS RELEASE

2901 Butterfield Road Oak Brook, Ill. 60523
www.inland-investments.com

materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Residential undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to Inland Residential or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.